Exhibit 99.1

For Immediate Release

TIME WARNER CABLE ANNOUNCES SENIOR MANAGEMENT CHANGES

Arthur T. Minson, Jr. Named Chief Financial Officer

NEW YORK, NY (April 29, 2013) – Time Warner Cable today announced that Arthur T. Minson, Jr. has been named Executive Vice President and Chief Financial Officer, effective May 2. He will report to Glenn A. Britt, Chairman and Chief Executive Officer. The company also announced that Irene M. Esteves will be leaving the company.

“We’re delighted to welcome Artie back to Time Warner Cable,” Mr. Britt said. “His deep knowledge of the cable industry, the broad experience he gained at AOL as CFO and COO, and his outstanding reputation in the financial community make him a great addition to our management team.”

As CFO, Mr. Minson will oversee all of the company’s finance functions, including treasury, accounting, financial planning and analysis, tax, mergers and acquisitions, and investor relations. He also will oversee a range of corporate services including supply chain and business affairs.

Mr. Minson rejoins Time Warner Cable from AOL Inc., where he served since 2009 in a number of senior management roles, including Chief Operating Officer and Chief Financial and Administrative Officer. Mr. Minson joined Time Warner Cable in 2006 as Senior Vice President of Finance and became Executive Vice President and Deputy CFO in 2007. Prior to that, Mr. Minson was Senior Vice President, Corporate Finance and Development at AOL, where he was responsible for financial planning and analysis, mergers and acquisitions and corporate financial administration. He’s also held senior finance positions at AMC Networks (formerly Rainbow Media Holdings, Inc.) and Time Warner Inc. Mr. Minson began his career in the Audit Practice of Ernst & Young LLP, where he became a CPA. He holds a BSBA in Accounting from Georgetown University and an MBA with a concentration in Finance from Columbia Business School.

In announcing the management changes, Mr. Britt thanked Ms. Esteves for her service to the company, which she joined in July 2011. “Irene has played a significant role in the management of the company during the last two years, particularly in the acquisition of Insight and the partnership with Verizon Wireless. I speak for all Time Warner Cable employees in wishing her the absolute best in the next phase of her career.”

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Contacts:
Corporate Communications	Investor Relations
Justin Venech (212) 364-8242	Tom Robey (212) 364-8218
Justin.Venech@twcable.com	Tom.Robey@twcable.com